Exhibit 10.26

BETWEEN THE UNDERSIGNED

The company CALYX, a Société Civile Immobilière with a capital stock of ten thousand Euros, having its registered office at 161 rue Lavoisier in MONTBONNOT SAINT MARTIN (38330), recorded in the Commercial Register of Grenoble, represented by Alain Tornier, in his capacity as manager, having full powers for the purpose hereof

Hereinafter “the Lessor”

THE PARTY OF THE FIRST PART,

AND

The company TORNIER, a Société par Actions Simplifiée with a capital stock of 311,024 €, having its registered office at Rue Doyen Gosse in SAINT-ISMIER (38330) recorded in the Commercial Register of Grenoble under No 070 501 275, represented by Douglas Kohrs, Chairman and CEO, having full powers for the purposes hereof.

Hereinafter “the Lessee”

THE PARTY OF THE SECOND PART,

Hereinafter together “the Parties”

WHEREAS:

Pursuant to a private signed document dated 12 June 2008, SAS TORNIER signed with the company named SCI de l’Etoile de la Vallée, a bilateral sale agreement relating to a building for industrial use and use as offices (hereinafter “the Building”) located in Montbonnot Saint Martin Les Eaux (Isère), entered in the land register under the following references:

section: AP, number: 200

section: AP, number: 238

section: AP, number: 275

section: AP, number: 278

section: AP, number: 284

with a total area of 2 hectares, 48 ares and 14 centiares.

This bilateral sale agreement was signed subject to various conditions precedent, the authentic instrument reiterating the acquisition of the Building to take place by 3 September 2008 at the latest.

The bilateral sale agreement provides, inter alia, on page 2, the power, for SAS Tornier, to substitute for itself any person in the benefit of the said purchase option.

The Parties are agreed that SCI CALYX, in which SAS TORNIER has a majority holding, and whose company purpose is the acquisition, the administration, the management by letting or otherwise, of any buildings and immovable property assets, would be substituted in the aforesaid purchase option agreement and would demise the Building on lease to SAS TORNIER, the effective date of the said lease being that of the signature, by SCI CALYX, of the authentic instrument reiterating the aforesaid purchase option agreement.

The Parties are also agreed that the Lessor would proceed to carry out significant structural, renovation and improvement works on the Building, which are valued as of today at 2.4 million Euros, the duration of which is estimated at between 1 and 2 years, in order for the Building to be able to be occupied by the Lessee under its corporate objects.

The PARTIES have therefore come together and are agreed on the following.

IT IS AGREED AS FOLLOWS:

1.             LEASE

The Lessor shall demise on lease for rent, on a commercial basis, pursuant to the provisions of Articles L 145-1 to L 145-60 of the French Commercial Code and to Articles 1708 et seq. of the French Civil Code, to the Lessee, which accepts, the building for commercial use and use as offices as designated below.

2.             CLAUSE 2 — DESIGNATION OF THE BUILDING

The Building demised on lease shall be located at 176 rue Lavoisier, MONTBONNOT SAINT MARTIN (Isère) under the following references:

•          section AP, number: 200, place known as Aux Eaux, with an area of 98 ares 21 centiares

•          section: AP, number: 238, place known as Aux Eaux, with an area of 95 ares 51 centiares

•          section: AP, number: 275, place known as Aux Eaux, with an area of 14 centiares

•          section: AP, number: 278, place known as Aux Eaux, with an area of 02 ares 27 centiares

•          section: AP, number: 284, place known as Aux Eaux, with an area of 52 ares 01 centiares

Total area: 2 hectares 48 ares and 14 centiares

The Building shall be located partly in the Concerted Development Zone (Zone d’Aménagement Concertée — ZAC) named Zone for Innovation and Scientific and Technical Achievements (Zone pour l’Innovation et les Réalisations Scientifiques et Techniques (ZIRST)) created on the Commune of MONTBONNOT SAINT MARTIN pursuant to a resolution of a meeting of the Municipal Council of the said Commune dated 8 February 1988, and more particularly in the Concerted Development Zone (ZAC) known as ZIRST 2 created pursuant to a resolution of a meeting of the Municipal Council of MONTBONNOT dated 8 February 1988.

It shall consist in particular of the lots numbers 6, 8 and 9 of the said ZIRST 2.

As this building continues and consists, with all its amenities, appurtenances and fixtures, easements and co-ownerships of enclosures (party walls, etc.) and any rights and powers, without exception or reservation.

3.             TERM

This lease shall be granted and accepted for a definite and fixed term of 10 complete and consecutive years, which is expressly accepted by the Parties, commencing to run on the day of the reiteration, by SCI CALYX, of the aforesaid bilateral sale agreement referred to above (hereinafter “the Effective Date”), which must take place by 3 September 2008 at the latest, and ending 10 years later (hereinafter “the Expiry Date”).

The Lessee consequently expressly waives the power it has from Article L 145-4 sub-paragraph 2 of the French Commercial Code to give notice to quit at the end of each three-year period, until the expiry date.

In accordance with the provisions of Article L. 145-9 of the French Commercial Code, the Lessee shall have the power to give notice to quit, on the Expiry Date, subject to informing the Lessor by extrajudicial act at least six months before the Expiry Date.

The Lessee shall also have the power to terminate this lease, from the second anniversary date, subject to the payment of all the rents still owed to the Lessor up to the Expiry Date, the amount of the rent to be taken into account being that of the quarter preceding the request to terminate.

On the expiry of the Expiry Date, in case of renewal, the latter shall take place for a term of 9 years, with the Lessee then having the power once more to avail itself of the three-yearly power to terminate provided for in Article L. 145-4 of the French Commercial Code.

4.             INTENDED PURPOSE

The premises that are the subject of this lease must be used exclusively for the activity of the Lessee, the company purpose of which consist of the manufacture and the sale of medical equipment.

The additions of related or complementary activities, as well as the carrying-on in the demised premises of one or more activities different from that provided for above shall be possible only subject to the conditions fixed in Articles L 145-47 to L 145-55 of the French Commercial Code.

5.             TERMS AND CONDITIONS

This lease shall be executed subject to the ordinary terms and conditions and to the terms and conditions of law and subject to the following special terms and conditions which the Lessee expressly accepts:

5.1          Condition of the premises

The Lessee shall take the premises in the condition in which they are to be found on the day of the Effective Date.

5.2          Enjoyment of the premises

The Lessee shall enjoy the demised assets as would a careful, diligent owner, according to their intended purpose.

It shall comply, for its exploitation, with the safety rules in force at all times in particular as regards fire, which shall be displayed in the premises, and which it declares that it has acquainted itself with and that it undertakes to inform its personnel of such, and with all the statutory and regulatory provisions with respect to the law on employment, health, safety, salubrity or establishments to which the public have access and shall execute, at its expense, any works that might be required in this regard.

It shall ensure that it does nothing or allows nothing to be done that may cause any disturbance to the neighbourhood, in particular as regards noise and, generally, shall not commit any abuse of enjoyment.

It shall maintain the demised premises constantly in use and provided with furniture and equipment in a quantity and of a value that is sufficient in order to be answerable for the payment of the rent and for the performance of the terms hereof.

5.3          Maintenance

It is recalled that, from the Effective Date, the Lessor shall carry out significant works in the Building, a summary description of which appears in Schedule 1, and that the cost of these works shall be entirely borne by the Lessor.

During the term of this lease, the Lessee must keep the premises in a proper state of maintenance, functioning, safety, cleanliness and hygiene, and at its expense carry out or cause to be carried out any works and repairs that might be necessary, except for the major repairs referred to in Article 606 of the French Civil Code, which shall be the Lessor’s responsibility and must be taken to mean, in a strictly exhaustive manner, works of reconstruction of the load-bearing walls and of the roofing, excluding any other repair.

The Lessee must also make good the premises and discharge the amount of any repairs to be carried out, except for those necessitated by dilapidations. For this purpose, at the latest by the day of the expiry of the lease, a premises condition report shall be drawn up involving both parties, which shall include, where appropriate, a summary of the repairs to be carried out that are the Lessee’s responsibility. The Lessee shall pay directly to the Lessor the amount of the repairs on submission of the contracting firms’ invoices checked by the Lessor’s architect.

The Lessee shall not carry out in the Premises works other than those necessary for the normal maintenance of the Building without the Lessor’s prior written permission. Where permission is given, the works of whatever nature must be executed at the Lessee’s sole expense and risk and under the supervision of an architect or a technical design office approved by the Lessor and whose fees shall be borne by the Lessee. Failing the execution by the Lessee of these works, the Lessor may substitute itself for the Lessee and have them carried out by a contracting firm of its choice, at the Lessee’s sole expense, without prejudice to any costs of making-good consequent upon damage caused by a failure to observe the provisions of this Clause.

The Lessee must suffer without any compensation or reduction in the price of the rent any urgent works of maintenance, repair or reconstruction, etc. that the Lessor deems to be reasonably necessary to cause to be executed in the premises, during the term of this lease, whatever the nature and the duration thereof, even if the latter exceeds forty days, by derogation from Article 1724 of the French Civil Code.

5.4          Improvements and constructions

The Lessee may alter the internal layout of the premises at its sole expense but it shall not do any demolition or make any change in the separation into rooms or opening through a wall without the Lessor’s prior permission. Where permission is given, the works of whatever nature must be executed at the Lessee’s sole expense and under the supervision of an architect or of a technical design office approved by the Lessor and whose fees shall be borne by the Lessee.

All works, refurbishments, improvements, installations and constructions of whatever nature, including, where appropriate, those that might be carried out by the Lessee, shall become, on the expiry of this lease, the property of the Lessor without compensation (by derogation from Article 555 of the French Civil Code) and without prejudice to the Lessor’s right to require the restoration of the premises, wholly or in part, to their original condition, at the Lessee’s expense, even for the works that it has expressly permitted.

5.5          Visits to the premises

Throughout the term of the lease, the Lessee must, subject to reasonable notice, except in an emergency affecting safety, allow the Lessor and its agents, architects, contractors and workmen to enter the demised premises in order to visit, check the condition of the building, repair it and maintain it.

In the event of termination of the lease, the Lessee must allow the Lessor or its representatives to visit the premises during a period of six months prior to the actual date of its quitting, and allow the affixing of signs or posters to such locations as suit the Lessor’s convenience during the same period.

5.6          Contributions, charges, taxes and dues

The Lessee shall pay its personal and movable property taxes, the business tax (taxe professionnelle), and any new tax or due relating to the demised premises and shall bear any increase therein so that the Lessor is never troubled on this issue and shall evidence payment of such when required.

It shall reimburse to the Lessor the share of the taxes and dues relating to the demised assets, and in particular the land tax (impôt foncier) relating thereto.

The Lessee must pay furthermore any bills for water, gas and electricity so that the Lessor can never be pursued in this regard, as well as the dues of any nature concerning it personally or relating to its business and shall reimburse to the Lessor all the dues that the latter has to pay relating to the demised premises.

It must show evidence of payment of such on first demand, and in particular before any moving out.

The Lessee shall reimburse to the Lessor, with the addition of V.A.T., all the charges, services and expenses of any nature relating directly to the Building.

6.             LESSEE’S INSURANCES AND OBLIGATIONS

The Lessee shall be obliged to take out, with one or more insurance companies represented in France, one or more insurance policies covering the risks of fire, explosion or water damage, covering the movables and equipment with which the demised premises are fitted, Lessee’s risks and proceedings by neighbours and third parties.

The Lessee shall also cover the civil liability risks inherent in its business activity and its occupation of the premises.

It must pay the premiums and contributions and show evidence of on first demand, bear or reimburse any additional premiums that are requested because of it from the Lessor.

The Lessee shall in no case hold the Lessor responsible for any thefts that might be committed in the demised premises. It shall not claim any compensation or damages from the Lessor on this account.

It shall not claim any rent reduction or compensation in the event of temporary removal or reduction of public utilities, in particular as regards water, gas, electricity and telephone.

It is stipulated that the Lessor and its insurers shall waive their rights to any proceedings against the Lessee, such waiver of proceedings being mutual, and the Lessee and its insurers shall also waive their rights toany proceedings against the Lessor.

The Lessee must show evidence, on the first demand of the Lessor or of its representative, of the taking-out of the said insurance policies and of the payment of the relevant premiums.

The Lessee shall reimburse to the Lessor, on production by the latter of supporting documentation, the insurance premiums paid by the latter for the insurances of any nature relating to the Building and in particular the insurances against fire, explosion, water damage and civil liability, etc.

In the event of loss, the Lessee undertakes to restore the premises to their original condition.

Furthermore, in the event that the demised premises are wholly or partly destroyed for any reason whatsoever, for which the Lessor is or not held responsible, the Lessee shall not, by express agreement, claim any compensation other than that awarded to the Lessor by its insurance company for the damage caused to the Lessee. The Lessee shall expressly waive its rights to any proceedings and actions against the Lessor by reason of the total or partial destruction of its equipment, furniture, objects, movables and merchandise, either because of their deterioration, or because of the deprival of enjoyment of the premises, and even in the event of a total or partial loss of its business including the intangible items attached to the said business.

In the event that, by unforeseen accident, force majeure or any other cause outside the Lessor’s control, the demised assets were to be demolished or destroyed, totally or partially, or declared insanitary, this lease would be terminated outright, without compensation to be borne by the Lessor.

In the event of compulsory acquisition by reason of the public interest, nothing may be claimed from the Lessor, all the Lessee’s rights being reserved against the compulsorily acquiring party.

The Lessee must inform the Lessor within five days, by recorded delivery letter with request for advice of receipt, of any loss, otherwise it shall remain personally liable for the damage the amount of which has been unable, as a result of the omission of or of a delay in this report, to be effectively claimed from the company that insures the building.

7.             LIABILITY

The Lessee shall be personally liable, vis-à-vis the Lessor and third parties, for the harmful consequences brought about by breaches of the terms and conditions of this lease by its action, or that of its personnel or of its servants.

It shall in particular be liable as a matter of law for the damage caused in the course of moving in or of delivery, as well as by the persons carrying out works on its behalf.

8.             SUB-LETTING - ASSIGNMENT

8.1          Sub-letting

The Lessee shall be prohibited from granting the enjoyment of the demised premises to anybody, in any form whatsoever, even temporarily and on a gratuitous or precarious basis, or from sub-letting wholly or in part, except for the benefit of any company, having its registered office in France, having the status of parent company or of subsidiary of the Lessee or for the benefit of any company, having its registered office in France, controlling the Lessee or controlled by the Lessee, within the meaning of Article L 233-3 of the French Commercial Code.

8.2          Assignment

The Lessee shall not assign its right to this lease, except to the person acquiring its business.

Where there is an assignment, the Lessee must inform the Lessor in writing of its plan, as well as the assignee’s name and references, and of the price fixed for the assignment, forty days before the execution of the assignment.

Where there is an assignment, the Lessee shall remain in any event the joint and several guarantor and surety of its assignee for the payment of the rents and the performance of the terms of the lease. An original of the instrument of assignment of a business must be served on the Lessor pursuant to the provisions of Article 1690 of the French Civil Code, except where the assignment has been carried out by authentic instrument with the LESSOR’s involvement and acceptance.

9.             RENT

The lease that is the subject hereof shall be granted and accepted in consideration for the following rent:

9.1 From the Effective Date until 31 March 2009, this lease shall be subject to an annual rent excluding tax and excluding charges of an amount of FOUR HUNDRED AND FORTY THOUSAND EUROS (440,000 €). This amount corresponds to 10% of the amount of the acquisition price of the Building, with the addition of the costs.

This rent shall be subject to value added tax at the rate in force and shall be increased by the charges relating to the Building.

It shall be payable quarterly and in advance, in equal instalments excluding taxes, and for the first time from the Effective Date until the end of the current quarter, pro rata temporis. It shall then be payable on the 1st day of each calendar quarter.

9.2 From 1 April 2009 until the Expiry Date, the rent of this lease shall be equal to 10% of the amount of the gross tangible fixed assets (sums of the lines AN, AP, AR, AT and AV of the CERFA balance sheet) shown under the assets in the Lessor’s balance sheet as at 31 December of each year. It being specified that the amount of such fixed assets shall be exclusively intended for the Building, excluding any other building held by the Lessor.

By 30 April of each year at the latest, and for the first time on 30 April 2009, the new rent excluding taxes and excluding charges shall be notified to the Lessee, on the basis of the balance sheet for the previous financial year.

It shall be subject to value added tax at the rate in force and shall be paid quarterly and in advance in equal instalments excluding taxes and for the first time on 1 April 2009.

10.                               INDEXATION OF THE RENT

As an essential term of this lease, the Parties expressly agree that, at the end of the period of renovation of the Building as referred to in the recitals, the rent provided for in Clause 9 above shall be reviewed each year with effect on the anniversary date of the Effective Date, based on the annual variation upwards or downwards of the French National Index of Building Costs (l’Indice National du Coût de la Construction) as drawn up by INSEE.

The French National Index of Building Costs used as a reference shall be that of the 4th quarter of 2007 (1.474). The index to be compared with it shall be that of the same quarter preceding the anniversary date of the Effective Date.

The indexation shall take effect without the parties being bound by any prior amendment. In the event of a delay in the publication of the index, the Lessee shall be obliged to pay on a provisional basis a rent equal to that of the quarter preceding the Effective Date, and an adjustment shall be made once the index has been published.

This annual indexation of the rent shall not prevent requests for statutory reviews that may be made by either of the parties pursuant to Article L 145-38 of the French Commercial Code.

11.                               GUARANTEE DEPOSIT

At the Effective Date, the Lessee shall pay to the Lessor a guarantee deposit equal to one quarter’s rent determined in respect of the first year, namely one hundred and ten thousand Euros (110,000 €), excluding V.A.T.

This deposit shall neither produce interest nor be able to be set off against the final instalment of rent and shall be repayable after the Lessee has quit, subject to the performance by it of all the clauses and conditions of the lease, and drawing-up of a premises condition report with the involvement of both parties and provided it has discharged the sums it owes to the Lessor when the lease ends for any reason whatsoever and it has discharged any dues and taxes it owes under the terms hereof.

This sum shall furthermore be increased or reduced on the occasion of any change in the rate of the rent, so as to be equal at any time to three months’ rent excluding taxes.

12.                               RESOLUTORY CLAUSE

It is expressly agreed, as an essential term hereof, that failing payment of a single instalment of rent or of charges or non-performance of a single clause of the lease and one month after an order to pay or a formal notice to perform, containing a statement by the Lessor of its intention to avail itself of the benefit of this provision, issued by extrajudicial act and that has continued to be fruitless, this lease shall be terminated as of right if the Lessor sees fit, without the latter having to complete any formality.

If in this event the Lessee was to refuse to quit the premises, it would suffice, in order to force it to do so, for there to be an order issued by the President of the Tribunal de Grande Instance in the judicial district of which are located the premises that are the subject of the lease, ruling in the form of urgent summary proceedings, which shall expressly receive jurisdiction under the terms hereof.

13.                               RISKS PREVENTION PLAN

The Lessor and the Lessee acknowledge that they have been informed of the provisions of Article L. 125-5 of the French Environment Code, which imposes two distinct obligations to provide information to purchasers and Lessees of immovable property assets:

•                  an obligation to provide information on the technological and natural risks: any immovable property transaction, sale or letting affecting assets located in zones covered by a technological risks prevention plan (plan de prévention des risques technologiques (PPRT)), or by a foreseeable natural risks prevention plan (plan de prevention des risques naturels prévisibles (PPRN)), prescribed or approved, must be accompanied by information on the existence of these risks for the attention of the purchaser or Lessee;

•                  an obligation to provide information on the losses resulting from technological or natural disasters: the vendor or the Lessor of a building that has suffered loss as a consequence of a technological or natural disaster, recognised by interministerial order, must inform the purchaser or Lessee of the losses that have affected the asset.

The Lessor declares, pursuant to the provisions of Article L. 125-5 of the French Environment Code, that the BUILDING that is the subject hereof is located in a zone covered by a technological risks prevention plan or by a foreseeable natural risks prevention plan, which appears in a schedule hereto.

The Lessor declares that, to its knowledge, the Building that is the subject of this lease has not suffered any loss that has given rise to the payment of compensation from insurance covering the risks of natural disasters (Art. L. 125-2 of the French Insurance Code) or technological disasters (Art. L. 128-2 of the French Insurance Code).

14.                               PROTECTION OF THE ENVIRONMENT

The Lessor declares that to its knowledge:

•                  the Building or the land on which it is built is not affected by any pollution that may result in particular from past or current exploitation or from the proximity of an installation subject to permission;

•                  there has never been dumped, buried or used in the land on which the demised building is built any waste or substances, such as for example, asbestos, PCBs (polychlorinated biphenyls or PCTs (polychlorinated terphenyls) directly or in apparatus or installations that may involve dangers or risks to health and the environment: the previous owner never informed the new owner that it dumped, buried or used in the land on which the demised building is built such waste or substances;

•                  the demised Building has never been used for the purposes of activities that are harmful to health and the environment or regulated in this context, and in particular it has not received any classified installation that is authorised or merely declared; the previous owner never informed the present owner that it carried on such harmful activities there.

15.                               LITIGATION

Any dispute that might arise relating to the existence, to the performance, or to the termination of these agreements shall fall within the exclusive jurisdiction of the Tribunal de Grande Instance in the judicial district in which the Building is located.

16.                               COSTS

All the costs and fees hereof and of its consequences shall be borne by the Lessee, which undertakes to be responsible for such.

17.                               ELECTION FOR ADDRESS FOR SERVICE

For the performance hereof and in particular the receipt of any extrajudicial acts or proceedings, the Parties elect for their address for service to be their respective company registered offices.

Done in MONTBONNOT in two original copies

On September 3, 2008

For the LESSOR	For the LESSEE

/s/ Alain Tornier	/s/ Douglas Kohrs

/s/ Alain Tornier	/s/ Douglas Kohrs
Mr Alain TORNIER	Mr Douglas KOHRS

SCI CALYX

SAS TORNIER

AMENDMENT TO COMMERCIAL LEASE N° 2

BETWEEN THE UNDERSIGNED

The company CALYX, a société civile immobilière with a capital of ten thousand Euros, having its registered office at 161 rue Lavoisier in MONTBONNOT SAINT MARTIN (38330), recorded in the Commercial Register of Grenoble under No. 507 453 728, represented by Mr Alain TORNIER in his capacity as manager, having full powers for the purposes hereof

Hereinafter termed “the Lessor”

THE PARTY OF THE FIRST PART,

AND

The company TORNIER, a société par actions simplifiée with a capital stock of 311,024 €, having its registered office at Rue Doyen Gosse in SAINT ISMIER (38330), recorded in the Commercial Register of Grenoble under No. 070 501 275, represented by Mr Douglas KOHRS acting in the capacity of Chairman, having full powers for the purposes hereof

Hereinafter termed “the Lessee”

THE PARTY OF THE SECOND PART,

Hereinafter together termed “the Parties”

WHEREAS

Under the terms of a commercial lease executed between the Parties in July 2008, SCI CALYX demised on lease to the company TORNIER SAS a building for industrial use and use as offices (hereinafter termed “the building”) to be located in Montbonnot Saint Martin (Isère) for a term of 10 complete consecutive years beginning on September 3, 2008, the date of reiteration of the bilateral sale agreement by the Lessor.

The parties have agreed under the terms of the commercial lease that the Lessor would proceed and would assume responsibility for the carrying-out of significant structural, renovation and improvement works on the Building.

On April 29, 2009, the Parties executed an Amendment N° 1 to the commercial lease (hereinafter the “Amendment”) amending the wording of Clause 9 under “PRE-RENT — RENT” under the terms of which provision is made for an annual review of the pre-rent and rent equal to 10% of the amount of the gross tangible fixed assets (sum of the lines AN, AP, AR, AT and AV of the CERFA balance sheet) shown under the Lessor’s assets at December 31 of each year.

The pre-rent was not subject to an annual review on the basis of the Lessor’s balance sheet as at 12/31/2008. On the other hand, as the carrying-out of the works commenced in 2009, the rent should be reviewed on the basis of the balance sheet as at 12/31/2009.

IT HAS BEEN AGREED AS FOLLOWS

9. PRE-RENT— RENT

9.2. This lease shall be subject to an annual rent excluding taxes and charges of an amount of EUR 675,123 (SIX HUNDRED AND SEVENTY-FIVE THOUSAND, ONE HUNDRED AND TWENTY-THREE EUROS) from April 1, 2010, after annual review on the basis of the balance sheet as at 12/31/2009 attached hereto and in accordance with the terms of Clause 9 of the Amendment.

Done in Montbonnot,

On 1/06/2010

For SCI CALYX	For TORNIER SAS
A.TORNIER	D. KOHRS

/s/ A. Tornier	/s/ D. Kohrs